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EXHIBIT 10.13

                              EMPLOYMENT AGREEMENT
                              --------------------

This Employment Agreement ("Agreement"), dated as of October 18, 2006, effective as of the Commencement Date (as defined below), is entered into between IVIVI TECHNOLOGIES, INC., a New Jersey corporation, having a place of business at 224-S Pegasus Avenue, Northvale, New Jersey 07647 ("EMPLOYER"), and DAVID SALOFF, an individual residing at ("EMPLOYEE").

         WHEREAS, Employer desires to continue to employ Employee; and

         WHEREAS, Employee is willing to accept such continued employment on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual agreements set forth herein, Employer and Employee hereby agree as follows:


                                    ARTICLE I
               EMPLOYMENT; POSITION, DUTIES, AND RESPONSIBILITIES

1.01 EMPLOYMENT. Employer agrees to, and does hereby, continue to employ Employee, and Employee agrees to, and does hereby, accept such continued employment, upon the terms and subject to the conditions set forth in this Agreement. Employee represents and warrants to Employer that (a) Employee has the legal capacity to execute and perform this Agreement, (b) this Agreement is a valid and binding agreement enforceable against Employee according to its terms, and (c) the execution and performance of this Agreement by Employee does not violate the terms of any existing agreement or understanding to which Employee is a party or by which Employee may be bound.

1.02 POSITION, DUTIES AND AUTHORITY. During the Term (as defined below), Employee shall serve as President and Co-Chief Executive Officer of Employer and shall have such responsibilities, duties and authority as are consistent with such positions and as may, from time to time, be reasonably assigned by Employer's Board of Directors (the "BOARD"). Any substantial changes to such responsibilities, duties and authority shall be provided to Employee in writing or otherwise agreed to between Employer and Employee. During the Term, Employee shall serve Employer, faithfully and to the best of Employee's ability, and shall devote all of Employee's business time, attention, skill and efforts exclusively to the business and affairs of Employer (including its subsidiaries and affiliates) and the promotion of its interests. Notwithstanding the foregoing, Employee may engage in charitable, educational, religious, civic and similar types of activities (all of which shall be deemed to benefit Employer) to the extent that such activities do not inhibit or prohibit the performance of Employee's duties hereunder or inhibit or conflict with the business of Employer, its subsidiaries and affiliates. In no event may Employee serve on boards of directors or advisory committees without the prior written consent of the Board, which consent shall not be unreasonably withheld.



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                                   ARTICLE II
                                      TERM

2.01 TERM OF EMPLOYMENT. Employee's continued employment under this Agreement shall commence on the date on which the initial public offering of Employer's common stock (the "IPO") is consummated (the "COMMENCEMENT DATE") and, subject to earlier termination pursuant to Article IV hereof, shall continue until the five (5) year anniversary of the Commencement Date (the "TERM"); provided, however, that unless either party gives written notice to the other at least 120 days prior to the expiration of the then-current Term that such party elects not to renew this Agreement, the then-current Term shall be automatically extended for additional one-year periods. The election of Employer not to extend the then-current Term as provided in this Section 2.01 shall not be deemed a termination by Employer under Section 4.01(D) or constitute "Good Reason" under
Section 4.01(E), and, in such event, Employee only shall be entitled to the compensation set forth in Section 4.02(B). The election of Employee not to extend the then-current Term, as provided in this Section 2.01 shall not be deemed a termination for Good Reason and in such event Employee only shall be entitled to the compensation set forth in Section 4.02(A). Nothing in this Agreement shall constitute an assurance that Employer will consummate the IPO and Employer and Employee agree that this Agreement shall be void and of no force and effect if the IPO is not consummated on or before October 31, 2006.


                                   ARTICLE III
                            COMPENSATION AND EXPENSES

3.01 COMPENSATION AND BENEFITS. For all services rendered by Employee in any capacity during the Term, including, without limitation, services as an officer, director or member of any committee of Employer, or any subsidiary, affiliate or division thereof, Employee shall be compensated as follows (subject, in each case, to the provisions of Article IV below):

         (A) BASE SALARY. During the Term, Employer shall pay to Employee a base salary the rate of $240,000 on an annualized basis. ("BASE SALARY"), which Base Salary shall be payable in accordance with Employer's customary payroll practices in place from time to time, but no less frequently than twice per month. Employee's Base Salary shall be subject to annual review and increases effective as of the first day of each fiscal year (April 1 - March 31) commencing with the fiscal year 4/1/07-3/31/08, which increases (if any) shall be in amounts as the Board (or committee thereof) shall deem appropriate; provided, however, that such increases shall be in an amount at least equal to the percentage increase during the previous twelve (12) months in the Consumer Price Index for All Urban Consumers (New York-Northern New Jersey). In the event that such percentage increase in the above-mentioned Consumer Price Index is not available as of the date the increased Base Salary is required to be effective, Employee shall continue to receive his then current Base Salary until such percentage increase is available, at which time the Base Salary shall be increased effective April 1 of the applicable fiscal year and paid in arrears to April 1 of the applicable fiscal year. The term "BASE SALARY" as used in this Agreement shall refer to Base Salary as may be increased from time to time.

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(B) BONUS

                  (i) FIXED ANNUAL BONUS. On the last day of each fiscal year ending during the Term, Employee shall be deemed to have earned an annual cash bonus payment (the "FIXED ANNUAL BONUS") equal to ten percent (10%) of Employee's annualized Base Salary (as in effect on the last day of such fiscal year), payable within sixty (60) days following the end of such fiscal year. Except as otherwise specifically set forth in Section 4.02(B) below, to be eligible to receive any Fixed Annual Bonus (or any portion thereof), Employee must be employed by Employer both at the end of the applicable fiscal year and at the time such Fixed Annual Bonus is to be paid.

                  (ii) DISCRETIONARY BONUS. During the Term, Employee shall be eligible to receive an additional annual cash bonus, in such amount, if any, as may be determined by the Board (or committee thereof) in its sole discretion ("DISCRETIONARY BONUS"). The Discretionary Bonus, if any, shall be determined as of the end of each fiscal year of employment, and payable within sixty (60) days after the last day of each such fiscal year. To be eligible to receive any Discretionary Bonus (or any portion thereof), Employee must be employed by Employer both at the time the amount of the Discretionary Bonus, if any, is determined, and at the time any such Discretionary Bonus is to be paid. Employee shall receive any Discretionary Bonus awarded to Employee as of the end of a fiscal year by the Board (or committee thereof) and not yet paid at the time this Agreement is terminated for any reason by Employer other than for Cause (as defined below) prior to the payment of the Discretionary Bonus.

         (C) INCENTIVE STOCK OPTION GRANTS. During the Term, Employee shall be eligible to receive from time to time stock option grants in amounts, if any, to be approved by the Board (or committee thereof) in its sole discretion. Such stock option grants will be subject the terms and conditions established within the Employer's 2004 Amended and Restated Stock Option Plan or any successor stock option plan as may be in place from time to time (the "PLAN") and a separate stock option grant agreement between Employer and Employee that sets forth, among other things, the exercise price, expiration date and vesting schedule of such options. Upon a Change in Control (as defined below), all outstanding and unvested options to purchase shares of Employer's common stock granted to Employee shall be deemed fully vested and exercisable. Further, if during the Term, Employer shall terminate this Agreement and Employee's employment hereunder without Cause (as defined below) and other than as a result of Employee's death or Disability (as defined below) or Employee shall terminate this Agreement and Employee's employment hereunder for Good Reason (as defined below), then all outstanding and unvested options to purchase shares of Employer's common stock granted to Employee shall be deemed fully vested and exercisable. Employer shall use commercially reasonable efforts to register the shares of common stock issuable upon exercise of such Options on a registration statement on Form S-8 to be filed with the Securities and Exchange Commission and to maintain the effectiveness of such registration during the period in which such Options remain outstanding.

         (D) BENEFITS. During the Term, Employee shall be entitled to participate in all Employer's employee benefit plans and programs (excluding severance plans, if any) as Employer generally maintains from time to time during the Term for the benefit of its employees, in each case subject to the eligibility requirements, enrollment criteria and other terms and provisions of such plans or programs. Employer may amend, modify or rescind any employee benefit plan or program and/or change employee contribution amounts to benefit costs without notice in its discretion.


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         (E) VACATION DAYS. During the Term, Employee shall be entitled to paid vacation days in accordance with Employer's policies with respect to such vacation days in place from time to time; provided, however, that Employee shall accrue or earn no less than 20 paid vacation days per calendar year. Employee will not forfeit vacation if they are not taken by calendar year end; provided, however, once Employee has accrued or earned the maximum number of vacation days provided for in any one year as provided in the preceding sentence, no additional vacation days will accrue or be earned by Employee until Employee has taken accrued or earned vacation days and reduced the balance of accrued or earned vacation days below that level. Thereafter, vacation days will accrue or be earned on a prospective basis only until and if, the maximum is again reached.

         3.02 EXPENSES. Employee shall be entitled to receive reimbursement from Employer for all reasonable out-of-pocket expenses incurred by Employee during the Term in connection with the performance of Employee's duties and obligations under this Agreement, according to Employer's expense account and reimbursement policies in place from time to time and provided that Employee shall submit reasonable documentation with respect to such expenses.


                                   ARTICLE IV
                                   TERMINATION

4.01 EVENTS OF TERMINATION. This Agreement and Employee's employment hereunder shall terminate upon the occurrence of any one or more of the following events:

         (A) DEATH. In the event of Employee's death, this Agreement and Employee's employment hereunder shall automatically terminate on the date of death.

         (B) DISABILITY. To the extent permitted by law, in the event of Employee's physical or mental disability that prevents Employee from performing Employee's duties under this Agreement for a period of at least 120 consecutive days in any 12-month period or 150 non-consecutive days in any 12-month period, Employer may terminate this Agreement and Employee's employment hereunder upon written notice to Employee.

         (C) TERMINATION BY EMPLOYER FOR CAUSE. Employer may, at its option, terminate this Agreement and Employee's employment hereunder for Cause (as defined herein) upon giving notice of termination to Employee. As used in this Agreement, the term "CAUSE" shall mean Employee's (i) conviction of, plea of guilty or NOLO CONTENDRE to, or confession of guilt of, a felony or criminal act involving moral turpitude, (ii) commission of a fraudulent, illegal or dishonest act (which dishonest act result in material damage to Employer) in respect of Employer or any of its affiliates or subsidiaries, (iii) willful misconduct or gross negligence that reasonably could be expected to be injurious in the reasonable discretion of Employer to the business, operations or reputation of Employer or any of its affiliates or subsidiaries (monetarily or otherwise),
(iv) material violation of Employer's policies or procedures in effect from time to time; provided, however, to the extent such violation is subject to cure, Employee will have a reasonable opportunity to such violation after written notice thereof, (v) after a written warning and a reasonable opportunity to cure non-performance, continued failure to perform Employee's duties as assigned to Employee from time to time, or (vi) other material breach of this Agreement (including, without limitation, any breach of Employee's obligations under Article V hereof).


                                       4

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         (D) WITHOUT CAUSE BY EMPLOYER. Subject to Section 4.02, Employer may,
at its option, at any time terminate this Agreement and Employee's employment hereunder for no reason or for any reason whatsoever (other than for Cause or as a result of Employee's death or Disability) by giving 30 days prior written notice of termination to Employee.

         (E) TERMINATION BY EMPLOYEE. Employee may terminate this Agreement and Employee's employment hereunder with or without Good Reason (as defined below) by giving (30) days prior written notice of termination to Employer; provided, however, that Employer reserves the right to accept Employee's notice of termination and to accelerate such notice and make Employee's termination effective immediately, or on any other date prior to Employee's intended last day of work as Employer deems appropriate. For purposes of this Agreement, "GOOD REASON" shall mean, in the absence of the consent of Employee:

                  (i) the failure of Employer or its successor to pay any amounts due to Employee or to fulfill any other material obligations to Employee under this Agreement, other than failures that are remedied by Employer or its successor within 30 days after receipt of written notice thereof given by Employee;

                  (ii) action by Employer or its successor that results in a material diminution in Employee's title, position, authority or duties from those contemplated in Section 1.02; or

                  (iii) any material reduction in the amount of D&O liability insurance coverage in effect as of the IPO closing date.

         Notwithstanding the foregoing, placing Employee on a paid leave for up to 90 days, pending a determination of whether there is a basis to terminate Employee for "Cause," shall not constitute a "Good Reason." Employee shall be deemed to have consented to any act or event that would otherwise give rise to "Good Reason," unless Employee provides written notice of termination for Good Reason to Employer within ninety (90) days following the action or event constituting Good Reason.

         (F) MUTUAL AGREEMENT. This Agreement and Employee's employment hereunder may be terminated at any time by the mutual agreement of Employer and Employee.

         (G) EXPIRATION OF TERM. This Agreement and Employee's employment hereunder shall automatically terminate upon the expiration of the Term in accordance with the 120 day notice provision herein.


                                       5

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4.02 EMPLOYER'S OBLIGATIONS UPON TERMINATION.

         (A) FOR CAUSE; OTHER THAN FOR GOOD REASON. If, during the Term, Employer shall terminate this Agreement and Employee's employment hereunder for Cause or Employee shall terminate this Agreement and Employee's employment hereunder other than for Good Reason, Employer's sole obligation to Employee under this Agreement or otherwise shall be to, on the next regular paydate following the date of termination, (i) pay to Employee any Base Salary earned, but not yet paid to Employee, prior to the date of such termination, (ii) pay to Employee any accrued, but unused, vacation days through the date of termination, and (iii) reimburse Employee for any expenses incurred by Employee through the date of termination in accordance with Section 3.02 (collectively, the "ACCRUED OBLIGATIONS"). All vested stock options shall remain in effect pursuant to the terms of the Plan.

         (B) EXPIRATION OF TERM. Upon the expiration of the Term, Employer's sole obligation to Employee under this Agreement or otherwise shall be to pay to
Employee: (i) the Accrued Obligations, which Accrued Obligations shall be paid or provided in the manner described in Section 4.02(A) above; and (ii) a pro-rata portion (based upon the date of termination) of the Fixed Annual Bonus for the fiscal year in which date of termination occurred, payable on the next regular pay date following the date of termination.

         (C) DEATH; DISABILITY. If, during the Term, this Agreement and Employee's employment hereunder shall terminate as a result of Employee's death or Disability, Employer's sole obligation to Employee or Employee's heirs, beneficiaries, assigns or estate, as applicable, under this Agreement or otherwise shall be to pay to Employee or Employee's estate, as applicable, the Accrued Obligations, which Accrued Obligations shall be paid or provided in the manner described in Section 4.02(A) above. All incentive stock options vested at the time of death shall be transferred to Employee's estate, subject to the terms of the Plan.

         (D) WITHOUT CAUSE; FOR GOOD REASON

                  (i) If, during the Term, Employer shall terminate this Agreement and Employee's employment hereunder without Cause and other than as a result of Employee's death or Disability or Employee shall terminate this Agreement and Employee's employment hereunder for Good Reason, Employer's sole obligation to Employee under this Agreement or otherwise shall be to: (a) pay to Employee the Accrued Obligations, which Accrued Obligations shall be paid or provided in the manner described in Section 4.02(A) above, and (b) subject to Employee's execution, delivery and non-revocation of a general release in a form satisfactory to Employer (the "RELEASE") (which Release, among other things, will include a general release of Employer, its affiliates and subsidiaries and their respective officers, directors, managers, members, shareholders, partners, employees and agents from all liability ), continue to pay to Employee Employee's Base Salary for a period equal to twelve (12) months following the date of termination.


                                       6

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                  (ii) Notwithstanding the provisions of Section 4.02(D)(i)
above, in the event that Employer shall terminate this Agreement and Employee's employment hereunder without Cause and other than as a result of Employee's death or Disability within twelve (12) months following a Change in Control (as defined below) or Employee shall terminate this Agreement and Employee's employment hereunder for Good Reason within twelve (12) months following a Change in Control, then, in lieu of the amounts to be paid by Employer pursuant to Section 4.02(D)(i) above, Employer shall have no further obligations under this Agreement or otherwise to Employee other than the obligation to (a) pay to Employee the Accrued Obligations, which Accrued Obligations shall be paid or provided in the manner described in Section 4.02(A) above, and (b) subject to Employee's execution, delivery and non-revocation of the Release, continue to pay to Employee Employee's Base Salary for a period equal to eighteen (18) months following the date of termination.

The Base Salary continuation payments contemplated by this Section 4.02(D) shall commence to be paid on the next regular paydate following the 8th day after Employee's execution and delivery of the Release; provided, however, if necessary to comply with the restriction in Section 409(A)(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the "CODE") concerning payments to "specified employees," the salary continuation payments shall commence on the first regular paydate in the seventh (7th) month following the date of Employee's termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction.

As used in this Agreement, "CHANGE IN CONTROL" means:

         (A) Any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner"(as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Employer representing more than 50% of the total voting power represented by Employer's then outstanding voting securities; provided, however, the consummation of the IPO and/or the exercise or conversion of any instruments as of the closing date of the IPO shall not be deemed a Change of Control;

         (B) The consummation of a merger or consolidation of Employer with any other corporation, other than a merger or consolidation which would result in the voting securities of Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of Employer or such surviving entity outstanding immediately after such merger or consolidation; or

         (C) The consummation of the sale or disposition by Company of all or substantially all of Company's assets.

In addition to the payments and benefits set forth in this Section 4.02, amounts that are vested benefits or that Employee is otherwise entitled to receive under any plan, program, policy or practice (with the exception of those relating to severance) on the date of termination, shall be payable in accordance with such plan, policy, practice or agreement.


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                                    ARTICLE V
          CONFIDENTIALITY, ASSIGNMENT OF DEVELOPMENTS, NON-COMPETITION,
                      NON-SOLICITATION AND OTHER COVENANTS

         5.01 CONFIDENTIALITY. While working or performing services for Employer or otherwise, Employee may previously have developed or acquired, or may in the future develop or acquire, knowledge in Employee's work or from directors, officers, employees, agents or consultants of Employer and its affiliates and subsidiaries (collectively, the "COMPANY") or otherwise of Confidential Information relating to the Company, its business, potential business or that of its customers and vendors. "CONFIDENTIAL INFORMATION" includes all trade secrets, know-how, show-how, theories, technical, operating, financial, and other business information, whether or not reduced to writing or other medium and whether or not marked or labeled confidential, proprietary or the like, specifically including, but not limited to, information regarding source codes, software programs, computer systems, algorithms, formulae, schematics, concepts, creations, costs (including, without limitation, manufacturing costs), plans, materials, enhancements, research, specifications, works of authorship, techniques, documentation, models and systems, sales and pricing techniques, designs, inventions, discoveries, products, improvements, modifications, methodology, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, client, customer, and supplier lists and information, product development and project procedures. Confidential Information does not include general skills, experience or information that is generally available to the public, other than information which has become generally available as a result of Employee's direct or indirect act or omission.

         With respect to Confidential Information of the Company and its customers and vendors:

         (A) Employee has used, and will use, Confidential Information only in the performance of Employee's duties for Employer. Employee has not used, and will not use, Confidential Information at any time (during or after Employee's employment with Employer) for Employee's personal benefit, for the benefit of any other individual or entity, or in any manner adverse to the interests of the Company and its customers and vendors;

         (B) Employee has not, and will not disclose, Confidential Information at any time (during or after Employee's employment with Employer) except to authorized Employer personnel, unless Employer consents in advance in writing, the Confidential Information indisputably becomes of public knowledge or enters the public domain (other than through Employee's direct or indirect act or omission), or the disclosure of which is required by law and reasonable written notice has been provided to Employer sufficient to enable Employer to contest the disclosure;

         (C) Employee has safeguarded, and will safeguard, the Confidential Information by all reasonable steps and abide by all policies and procedures of Employer in effect from time to time regarding storage, copying, destroying, publication or posting, or handling of Confidential Information, in whatever medium or format the Confidential Information takes;


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         (D) Employee acknowledges that Employer may be required to sign non-disclosure or confidentiality agreements with customers or vendors, prospective customers or vendors, and other third parties in which Employer agrees that its employees and agents will not disclose Confidential Information of such customers or vendors, prospective customers or vendors, or other third parties. By executing this Agreement, Employee acknowledges and agrees that Employer may rely, and will rely, on this Agreement for purposes of entering into such other agreements. Further, Employee will execute and abide by all confidentiality agreements reasonably requested by Employer's customers or vendors, prospective customers or vendors, and other third parties; and

         (E) Employee will return all materials, substances, models, software, prototypes and the like containing and/or relating to Confidential Information, together with all other property of the Company (all of which shall remain the exclusive property of the Company) and its clients and customers, to Employer when Employee's employment relationship with Employer terminates or otherwise on demand. Employee shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, databases, diskettes, or other documents or electronically stored information of any kind relating in any way to the business, potential business or affairs of the Company and its clients and customers.

         5.02 ASSIGNMENT OF DEVELOPMENTS. Employee has disclosed, and will disclose, promptly and fully to Employer and to no one else: (i) all inventions, ideas, improvements, discoveries, works modifications, processes, software programs, works of authorship, documentation, formulae, techniques, designs, methods, trade secrets, technical specifications and technical data, know-how and show-how, concepts, expressions or other developments whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection) made, authored, devised, developed, discovered, reduced to practice, conceived or otherwise obtained by Employee (collectively, together with all patent rights, copyrights, trade secret rights and other intellectual property rights, worldwide, and the right to sue for present, past and future infringements thereof, the "DEVELOPMENTS"), solely or jointly with others, during the course of Employee's employment with Employer (whether prior to or after the date of this Agreement) that (a) are related to the business of the Company or any of the products or services being researched, developed, distributed, manufactured or sold by the Company or which may be used in relation therewith or (b) result from tasks assigned to Employee by the Company; (ii) any Development that is related to the business of the Company and in which Employee had an assignable interest at the time of Employee's first employment by Employer; or (iii) any Development made using the time, materials or facilities of the Company, even if such Development does not relate to the business of the Company. The determination as to whether a Development is related to the business of the Company shall be made solely by an authorized representative of Employer. Any Development relating to the business of the Company and disclosed to the Company within one year following the termination of Employee's employment with Employer shall be deemed to fall within the provisions of this Section 5.02. The "BUSINESS OF THE COMPANY" as used in this Section 5.02 includes the actual business currently conducted by the Company, as well as any business conducted by the Company during the course of Employee's employment prior to the Commencement Date and any business in which the Company is actively engaged in the development of at any time during the period of Employee's employment. Employee agrees that, to the maximum extent possible, all such Developments listed above and the benefits thereof are and shall immediately become the sole and absolute property of Employer from conception, as "works made for hire" (as that term is used under the U.S. Copyright Act of 1976, as amended) or otherwise. Employee shall have no interest in any Developments. To the extent that title to any Developments or any materials comprising or including any Developments does not, by operation of law, vest in Employer, Employee hereby irrevocably assigns to Employer all of Employee's right, title and interest (including, without limitation, tangible and intangible rights such as patent rights, trademarks, copyrights and all other intellectual property rights, worldwide, and the right to sue for present, past and future infringements thereof) that Employee may have or may acquire in and to all such Developments,


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benefits and/or rights resulting therefrom, and agrees promptly to execute any further specific assignments related to such Developments, benefits and/or rights at the request of Employer. Employee also hereby assigns to Employer, or waives if not assignable, all of Employee's "moral rights" in and to all such Developments, and agrees promptly to execute any further specific assignments or waivers related to moral rights at the request of Employer. Employee represents and warrants to Company that Employee has at no time assigned or otherwise transferred any interest in any Development (including, but not limited to, any Developments arising in connection with Employee's employment prior to the Commencement Date), to any third party, or granted any third party any license, permission, or other right with respect to any such Development, or permitted any lien, security interest or other encumbrance to be imposed on any such Development, or entered into any contract or other arrangement pursuant to which Employee has agreed to do any of the foregoing.

         Employee agrees to assist Employer without charge for so long as Employee is an employee of Employer and for as long thereafter as may be necessary (but at Employer's expense including reasonable compensation to Employee if Employee is no longer an employee of Employer): (1) to apply, obtain, register and renew for, and vest in, Employer's benefit alone (unless Employer otherwise directs), patents, trademarks, copyrights, mask works, and other protection for such Developments in all countries, and (2) in any controversy or legal proceeding relating to Developments. In the event that Employer is unable to secure Employee's signature after reasonable effort in connection with any patent, trademark, copyright, mask work or other similar protection relating to a Development, Employee hereby irrevocably designates and appoints Employer and its duly authorized officers and agents as Employee's agent and attorney-in-fact, to act for and on Employee's behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights, mask works or other similar protection thereon with the same legal force and effect as if executed by Employee.

              Notwithstanding the foregoing, this Section 5.02 shall not cover Developments to the extent that California Labor Code Section 2870(a) prohibits the assignment thereof. Section 2870(a) provides as follows:

         "Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer [or] (2) Result from any work performed by the employee for the employer."


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         5.03 OBLIGATIONS TO OTHER PERSONS. Employee hereby represents and warrants that Employee does not have any non-disclosure, non-compete, non-solicitation or other obligations to any previous employer or other individual or entity that would prohibit, limit, conflict or interfere with the performance of Employee's duties for Employer or Employee's other obligations under this Agreement. Employee will not disclose to the Company or its customers and clients or induce the Company or its customers and clients to use any secret confidential information or material belonging to others, including Employee's former employer.

         5.04  COVENANT AGAINST COMPETITION AND SOLICITATION.

         (A) Employee acknowledges and understands that, in view of the position that Employee holds or will hold as an employee of Employer, Employee's relationship with Employer will afford Employee extensive access to Confidential Information of the Company. Employee therefore agrees that during the course of Employee's employment with Employer and for a period of 18 months after termination of Employee's employment with Employer (for any reason or no reason) (collectively, "RESTRICTED PERIOD"), Employee shall not, anywhere in the world, either directly or indirectly, as an owner, stockholder, member, partner, joint venturer, officer, director, consultant, independent contractor, agent or employee, with or without remuneration, engage in any business or other commercial activity that is engaged in the business of (i) designing, developing and/or commercializing electrotherapeutic technologies or (ii) designing, developing, marketing, selling, distributing and/or providing any products or services that are of the same nature as a product or service provided by the Company or a product or service that the Company is developing or seeking to provide and of which Employee has knowledge. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit Employee's ownership of less than 2% of the outstanding shares of any publicly traded corporation that conducts a business competitive with that of Employer.

         (B) Employee further agrees that, during the Restricted Period, Employee shall not, directly or indirectly, either on Employee's own behalf or on behalf of any other individual or commercial enterprise: (i) contact, communicate, solicit or transact any business with or assist any third party in contacting, communicating, soliciting or transacting any business with (x) any of the customers or vendors of the Company, (y) any prospective customers or vendors of the Company being solicited at the time of Employee's termination, or
(z) any individual or entity who or which was within the most recent twelve (12) month period a customer or vendor of the Company, for the purpose of inducing such customer or vendor or potential customer or vendor to be connected to or benefit from any competitive business or to terminate its or their business relationship with the Company; (ii) solicit, induce or assist any third party in soliciting or inducing any individual or entity who is then (or was at any time within the preceding 12 months) an employee, consultant, independent contractor or agent of Company) to leave the employment of the Company or cease performing services for the Company; (iii) hire or engage or assist any third party in hiring or engaging, any individual or entity that is or was (at any time within the preceding 12 months) an employee, consultant, independent contractor or agent of the Company, or (iv) solicit, induce or assist any third party in soliciting or inducing any other person or entity (including, without limitation, any third-party service provider or distributor) to terminate its relationship with the Company or otherwise interfere with such relationship.

         5.05 NON-DISPARAGEMENT. Employee will not at any time (during or after Employee's employment with Employer) disparage the reputation of Employer, its affiliates and their respective clients, customers and its or their respective officers, directors, agents or employees.

         5.06 COOPERATION. Employee agrees to cooperate both during and after Employee's employment with Employer, at Employer's sole cost and expense, with the investigation by the Company involving the Company or any employee or agent of the Company.

         5.07  REASONABLE RESTRICTIONS/DAMAGES INADEQUATE REMEDY; BREACHES.

                  (A) Employee acknowledges that the restrictions contained in this Article V are reasonable and necessary to protect the legitimate business interests of the Company and that any breach or threatened breach by Employee of any provision contained in this Article V will result in immediate irreparable injury to the Company for which a remedy at law would be inadequate. Employee understands that the Employer's business is global and, accordingly, the restrictions can not be limited to any particular geographic area. Employee further acknowledges that the restrictions contained in this Article V will not prevent Employee from earning a livelihood during the applicable period of restriction. Accordingly, Employee acknowledges that Company shall be entitled to temporary, preliminary and permanent injunctive or other equitable relief in any court of competent jurisdiction (without being obligated to post a bond or other collateral) and to an equitable accounting of all earnings, profits and other benefits arising, directly or indirectly, from such violation, which rights shall be cumulative and in addition to (rather than instead of) any other rights or remedies to which the Company may be entitled at law or in equity. In addition (and not instead of those rights), Employee further covenants that Employee shall be responsible for payment of the fees and expenses of the Company's attorneys and experts, as well as the Company's court or other forum costs, pertaining to any suit, arbitration, mediation, action or other proceeding (including the costs of any investigation related thereto) arising directly or indirectly out of Employee's violation or threatened violation of any of the provisions of this Article V.

                  (B) Notwithstanding the foregoing, in the event Employee breaches or threatens to breach any term or condition of this Agreement, including the provisions of Section 5.04 or other sections of this Article V, whether or not any court of competent jurisdiction shall determine that any one or more of the provisions contained in this Article V, including Section 5.04, is unenforceable, it shall constitute a material breach of this Agreement and in addition to and not instead of the Company's other remedies hereunder or otherwise at law or in equity, Employee shall be required to, upon written notice from the Company, return the payments paid by the Company pursuant to
Section 4.02 of this Agreement, less the greater of: (a) $500, or (b) 5% of the payments paid by Employer hereunder. However, the Company will not demand repayment if such breach is (in the good faith discretion of the Company) subject to cure and is cured to the Company's satisfaction by Employee within five (5) calendar days following such notice of such breach. Without limitation, in no event shall any breach of the provisions of Section 5.04 be subject to cure. Employee agrees that if Employee is required to return the payments, this

Agreement shall continue to be binding on Employee and the Company shall be entitled to enforce the provisions of this Agreement as if the payments had not been repaid to the Company. In the event the Company provides written notice to Employee of a breach or threatened breach, the Company, at the direction of its Board of Directors, shall have the right to suspend all further payment obligations to Employee hereunder and shall have no further payment obligations unless a court of competent jurisdiction finds that Employee has not breached his obligations under this Agreement. In the event of a threatened breach that has been cured to the Company's satisfaction within five (5) days of notice to Employee, the Company shall resume making payments pursuant to this Agreement. In addition to the foregoing and any other rights to which the Company may be entitled, at law or in equity (and not instead of such rights), the Company shall have the right to collect from Employee payment of the reasonable fees and expenses of the Company's attorneys and experts, as well as the Company's court or forum costs, pertaining to any suit, arbitration, mediation, action or other proceeding (including the costs of any investigation related thereto) arising directly or indirectly out of Employee's breach of any of the provisions of this Agreement. In the event of a breach or threatened breach, the Company reserves to itself all remedies available to it under this Agreement or otherwise at law or in equity.

         5.08 SEPARATE COVENANTS. In the event that any court of competent jurisdiction shall determine that any one or more of the provisions contained in this Article V shall be unenforceable in any respect, then such provision shall be deemed limited and restricted to the extent that the court shall deem the provision to be enforceable. It is the intention of the parties to this Agreement that the covenants and restrictions in this Article V be given the broadest interpretation permitted by law. The invalidity or unenforceability of any provision of this Article V shall not affect the validity or enforceability of any other provision hereof. The covenants and restrictions contained in this
Article V shall be deemed a series of separate covenants and restrictions one for each of the fifty states of the United States of America. If, in any judicial or arbitration proceedings, a court of competent jurisdiction or arbitration panel should refuse to enforce all of the separate covenants and restrictions in this Article V, then such unenforceable covenants and restrictions shall be eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants and restrictions to be enforced in such proceeding.


                                   ARTICLE VI.
                                  MISCELLANEOUS

         6.01 BENEFIT OF AGREEMENT AND ASSIGNMENT. This Agreement shall inure to the benefit of Employer, its affiliates and subsidiaries, and its and their respective successors and assigns (including, without limitation, the purchaser of all or substantially all of any of its or their respective assets) and shall be binding upon Employer and its successors and assigns. This Agreement shall also inure to the benefit of and be binding upon Employee and Employee's heirs, administrators, executors and assigns. Employee may not assign or delegate Employee's duties under this Agreement, without the prior written consent of Employer.

         6.02 NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given (i) on the date delivered if personally delivered, (ii) upon receipt by the receiving party of any notice sent by registered or certified mail (first-class mail, postage pre-paid, return receipt requested) or
(iii) on the date targeted for delivery if delivered by nationally recognized overnight courier or similar courier service, in each case addressed to the Employer or Employee, as the case may be, at the respective addresses indicated in the caption of this Agreement or such other address as either party may in the future specify in writing to the other. In addition, a copy (which shall not itself constitute notice) of any notice sent to Employer hereunder shall be sent to: Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068,
Attention: Steven M. Skolnick, Esq.

         6.03 ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties hereto with respect to the terms and conditions of Employee's employment during the Term and activities following termination of this Agreement and supersedes any and all prior agreements and understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement This Agreement may not be changed or modified except by an instrument in writing, signed by both the Vice Chairman and Co-Chief Executive Officer of Employer and Employee.

         6.04 INDEMNIFICATION. Employer shall indemnify Employee against all claims arising out of Employee's actions or omissions occurring during Employee's employment with Employer to the fullest extent provided (A) by Employer's Certificate of Incorporation and/or Bylaws, and (B) under the New Jersey General Corporation Law, as each may be amended from time to time. Employer shall maintain a Directors & Officers liability insurance policy ("D&O COVERAGE") covering Employee to the extent Employer provides such coverage for its other executive officers.

         6.05 280G CUT-BACK. Notwithstanding anything set forth in this Agreement to the contrary, in the event that any payment, coverage or benefit provided under this Agreement would, in the opinion of the independent certified accountants for Employer, not be deemed to be deductible in whole or in part in the calculation of the Federal income tax of Employer or any other person making such payment or providing such coverage or benefit, by reason of Section 280G of the Code, the aggregate payments, coverages or benefits provided under this Agreement shall be reduced to the "safe harbor" level under Section 280G so that the entire amount which is paid or provided to Employee shall be deductible notwithstanding the provisions of Section 280G of the Code.

         6.06 NO ATTACHMENT. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section
6.06 shall preclude the assumption of such rights by executors, administrators or other legal representatives of Employer or his estate and their assigning any rights hereunder to the person or persons entitled thereto.

         6.07 SOURCE OF PAYMENT. All payments provided for under this Agreement shall be paid in cash from the general funds of Employer. Employer shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if Employer shall make any investments to aid it in meeting its obligations hereunder, Employee shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between Employer and Employee or any other person. To the extent that any person acquires a right to receive payments from Employer hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor of Employer.

         6.08 NO WAIVER. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

         6.09 HEADINGS. The Article and Section headings in this Agreement are for the convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

         6.10 GOVERNING LAW; JURISDICTION; JURY TRIAL WAIVER. Any and all actions or controversies arising out of this Agreement or Employee's employment, including, without limitation, tort claims, shall be construed and enforced in accordance with the internal laws of the State of New Jersey, without regard to the choice of law principles thereof. With respect to any such actions or controversies, Employer and Employee hereby (a) irrevocably consent and submit to the sole exclusive jurisdiction of the United States District Court for the District of New Jersey or the Superior Courts of New Jersey (and of the appropriate appellate courts therefrom), (b) irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of the venue of any such actions or controversies in any such court or that any such any such actions or controversies which is brought in any such court has been brought in an inconvenient forum, and (c) IRREVOCABLY WAIVE ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY SUCH ACTIONS OR CONTROVERSIES AND REPRESENTS THAT SUCH PARTY HAS CONSULTED WITH COUNSEL SPECIFICALLY WITH RESPECT TO THIS WAIVER.

         6.11 VALIDITY. The invalidity or enforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

         6.12 EMPLOYEE WITHHOLDINGS AND DEDUCTIONS. All payments to Employee hereunder shall be subject to such withholding and other employee deductions as may be required by law.

         6.13 COUNTERPARTS. This Agreement may be executed in one more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         6.14 AGREEMENT TO TAKE ACTIONS. Each party to this Agreement shall execute and deliver such documents, certificates, agreements and other instruments, and shall take all other actions, as may be reasonably necessary or desirable in order to perform his/her or its obligations under this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement as of the date first written above.

                                             EMPLOYER:

                                             IVIVI TECHNOLOGIES, INC.


                                             BY: /s/ Andre DiMino
                                                 -------------------------------
                                                 -------------------, ----------

                                             EMPLOYEE:

                                             /s/ David Saloff
                                             --------------------------------
                                             David Saloff, individually